Exhibit 99.1

Black Gaming Announces Reorganization

Press Release: Black Gaming

December 31, 2006

Mesquite, NV— On December 31, 2006, Virgin River Casino Corporation, RBG, LLC and B & B B, Inc. (the “Companies”) announced the completion of a holding company reorganization whereby each of the Companies became direct or indirect wholly owned subsidiaries of Black Gaming, LLC (“Black Gaming”), a Nevada limited-liability company formed for the sole purpose of serving as holding company for the reorganization. Black Gaming has no other operations or assets other than its ownership interests in the Companies.

The reorganization was consummated in part to streamline the organizational structure of the Companies and to allow for consolidated financial reporting. The reorganization had no effect on management or operations of the Companies.

Virgin River Casino Corporation, RGB, LLC and B & B B, Inc., directly and indirectly own and operate the CasaBlanca Hotel & Casino, the Oasis Hotel & Casino, and the Virgin River Hotel & Casino in Mesquite, Nevada.

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties.  Additional information about factors that could affect business operations is set forth in the joint SEC filings of Virgin River Casino Corporation, RBG, LLC and B & B B, Inc.

Contact:
Black Gaming
Curt Mayer, 702-346-4000 Ext 3962 or 702-349-2726
Chief Financial Officer